Exhibit 99.1

Direct Markets Holdings Corp. Provides Executive Update

NEW YORK – June 20, 2012 — Direct Markets Holdings Corp. (NASDAQ:MKTS) (“the Company”) announced that David Horin, its Chief Financial Officer, will, effective tomorrow, continue in this role on a part-time basis. He will also continue as the Company’s certifying Principal Accounting Officer. Incrementally, Mr. Horin intends to provide financial and consulting services to companies that are not competitive with Direct Markets.

Edward Rubin, CEO of Direct Markets Holding Corp., stated, “During the ramp-up stages of our new business model focused on providing technology solutions to the financial services industry, we do not believe that we have a current need for a full-time CFO, or the associated expense. We are pleased that Dave embraces the vision of the DirectMarkets platform and that he is willing to continue as our CFO on a part-time basis.”

About Direct Markets Holdings Corp.
Direct Markets Holdings Corp. (MKTS) is a holding company with a number of direct and indirect subsidiaries, including Direct Markets, Inc. and Rodman & Renshaw, LLC.

About Direct Markets, Inc.
Direct Markets, Inc. will operate an automated state-of-the-art electronic transaction platform to directly link existing public company issuers and investors seeking to transact primary offerings of securities. The DirectMarkets platform will bring unprecedented, cost-efficient access to the capital markets into the C-Suite of public companies and bypass certain traditional roles typically held by investment banks that presently control the transactional process. Both investors and issuers will benefit from 24/7 seamless access to the DirectMarkets platform through a graphical user interface (GUI) accessible via a desktop or laptop computer, as well as mobile smart devices such as tablets or smartphones. For more information, please visit www.directmkts.com.

About Rodman & Renshaw, LLC
Rodman & Renshaw, LLC is a full-service investment bank dedicated to providing corporate finance, strategic advisory and related services to public and private companies across multiple sectors and regions. The company also provides research and sales and trading services to institutional investors. Rodman is the leader in the PIPE (private investment in public equity) and RD (registered direct offering) transaction markets. According to Sagient Research Systems, Rodman has been ranked the #1 Placement Agent by deal volume of PIPE and RD financing transactions completed every year since 2005. For more information, please visit www.rodm.com.

MEMBER FINRA, SIPC

Contact:
For Direct Markets Holdings Corp.
David Horin, 212-356-0545